Deloitte & Touche LLP
Two World Financial Center
New York, New York  10281-1414

Tel: (212) 436-2000
Fax: (212) 436-5000
www.us.deloitte.com

                                                                        Deloitte
                                                                        & Touche


INDEPENDENT AUDITORS' REPORT

To the Board of Trustees and Shareholders of The Nottingham Investment Trust II and Shareholders of The Brown Capital Management Balanced Fund, The Brown Capital Management Equity Fund, The Brown Capital Management Small Company Fund, The Brown Capital Management International Equity Fund, The Brown Capital Management Mid-Cap Fund, Capital Value Fund, EARNEST Partners Fixed Income Trust, and WST Growth Fund:

In planning and performing our audit of the financial statements of The Brown Capital Management Balanced Fund, The Brown Capital Management Equity Fund, The Brown Capital Management Small Company Fund, The Brown Capital Management International Equity Fund, The Brown Capital Management Mid-Cap Fund, Capital Value Fund, EARNEST Partners Fixed Income Trust, and WST Growth Fund (the "Funds") (each a portfolio of The Nottingham Investment Trust II) for the year and period ended March 31, 2003 (on which we have issued our report dated April 25, 2003), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds' internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2003.


   ________

   Deloitte
   Touche
   Tohmatsu
   ________

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This report is intended solely for the  information  and use of management,  the
Board of Trustees and  Shareholders  of The Brown  Capital  Management  Balanced
Fund, The Brown Capital Management Equity Fund, The Brown Capital Management Small Company Fund, The Brown Capital Management International Equity Fund, The Brown Capital Management Mid-Cap Fund, Capital Value Fund, EARNEST Partners
Fixed Income Trust, and WST Growth Fund, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Deloitte & Touche LLP

April 25, 2003